Exhibit 99.1

Digital Realty Announces Tender Offer for Any and All of Digital Realty Trust

L.P.’s Outstanding 5.875% Senior Notes Due 2020

SAN FRANCISCO, CA – January 11, 2019 – Digital Realty Trust, Inc. (NYSE: DLR)(“Digital Realty”) announced today that Digital Realty Trust, L.P. (the “Issuer”), its operating partnership subsidiary, has commenced a cash tender offer for any and all of its outstanding 5.875% Senior Notes due 2020 (CUSIP Nos. 25389JAH9, 25389JAE6, and U25389AA2 ) (the “Notes”), which were issued by the Issuer and are fully and unconditionally guaranteed by Digital Realty, on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”), the related Letter of Transmittal (the “Letter of Transmittal”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). As of January 11, 2019, there were $500,000,000 aggregate principal amount of Notes outstanding. The tender offer is referred to herein as the “Offer.” The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

Certain information regarding the Notes and the pricing for the Offer is set forth in the table below.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Hypothetical Tender Offer Consideration (1)(2)
5.875% Senior Notes due 2020	25389JAH9 25389JAE6 U25389AA2	$500,000,000	2.00% U.S. Treasury due 01/31/2020	FIT4	37.5 bps	$1,022.68

(1)	Per $1,000 principal amount.
(2)

Hypothetical Tender Offer Consideration calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on January 10, 2019 and a Settlement Date (as defined below) on January 18, 2019. The actual Tender Offer Consideration (as defined below) payable pursuant to the Offer will be calculated and determined as set forth in the Offer to Purchase.

Holders must validly tender (and not validly withdraw) or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) for the Notes. The Issuer expects the Settlement Date to occur on January 18, 2019. Notes tendered by Notice of Guaranteed Delivery and accepted for purchase will be purchased on the third business day after the Expiration Date, but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

The Offer will expire at 5:00 p.m., New York City time, on January 17, 2019 (such time and date, as it may be extended, the “Expiration Time”), unless extended or earlier terminated by the Issuer. The Notes tendered may be withdrawn at any time at or before the Expiration Time by following the procedures described in the Offer to Purchase.

The Issuer’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Issuer’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, the Issuer’s receipt of aggregate proceeds (before underwriter’s discounts and commissions and other offering expenses) from an offering of new senior unsecured notes, on terms satisfactory to the Issuer, of an amount sufficient to fund (i) the purchase of all Notes accepted in the Offer and (ii) the redemption, in accordance with the indenture governing the Notes, of all Notes remaining outstanding after the Offer. The complete terms and conditions of the Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Offer will be determined in the manner described in the Tender Offer Documents by reference to a fixed spread specified for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on January 17, 2019, unless extended or earlier terminated.

The Issuer has retained Global Bondholder Services Corporation as the tender agent and information agent for the Offer. The Issuer has retained BofA Merrill Lynch as the dealer manager for the Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, GBSC at (866) 924-2200. Copies of the Offer to Purchase, Letter of Transmittal, and Notice of Guaranteed Delivery are also available at the following website: http://www.gbsc-usa.com/DigitalRealty. Questions regarding the terms of the Offer should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Issuer by BofA Merrill Lynch or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Digital Realty

Digital Realty supports the data center, colocation and interconnection strategies of more than 2,300 firms across its secure, network-rich portfolio of data centers located throughout North America, Europe, Asia and Australia. Digital Realty’s clients include domestic and international companies of all sizes, ranging from cloud and information technology services, communications and social networking to financial services, manufacturing, energy, healthcare and consumer products.